UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2005

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2005, Kana Software, Inc. (“KANA”) entered into a Confidential Separation Agreement and Mutual Release (the “Separation Agreement”) with Tim Angst to finalize the termination of his employment as Executive Vice President, Worldwide Operations.

The following sets forth a description of certain material provisions of the Separation Agreement:

In addition to receiving payment of salary up to Mr. Angst’s effective termination date (September 1, 2005), KANA will pay Mr. Angst $83,335 which constitutes the equivalent of five (5) months of base salary for Mr. Angst that was in effect as of April 28, 2005, less deductions and withholdings, over five (5) months beginning on October 8, 2005 on a monthly basis.

In exchange for the release of claims against KANA, 50,729 options held by Mr. Angst (which represents an additional vesting of his options of five (5) months) will become vested and exercisable (the “Accelerated Options”). Mr. Angst will have the later of the full ninety (90) days from the date on which KANA becomes authorized to allow option exercises or May 5, 2006 to exercise his Accelerated Options and options that were vested as of September 1, 2005.

Item 5.02 Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers.

(b)	As reported in Item 1.01 of this Current Report on Form 8-K, on September 30, 2005, KANA entered into a Separation Agreement with Mr. Angst to finalize the termination of his employment as Executive Vice President, Worldwide Operations, effective September 1, 2005.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Number	Description
10.01	Confidential Separation Agreement and Mutual Release, between Kana Software, Inc. and Tim Angst, dated September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John Thompson John Thompson Chief Financial Officer

Date: October 6, 2005

EXHIBIT INDEX

Number	Description
10.01	Confidential Separation Agreement and Mutual Release, between Kana Software, Inc. and Tim Angst, dated September 30, 2005.